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                                AMERICAN GROWTH FUND, INC.

                                PLAN PURSUANT TO RULE 18f-3



American Growth Fund, Inc. (the Fund), by its board of Directors, including by a majority of the Funds Directors who are not interested persons of the Fund (the independent
Directors), hereby adopts this plan (the Plan) pursuant to Rule 18f-3
under the Investment Company Act of 1940 (the 1940 Act).   This Plan sets
forth the separate
arrangements and expense allocation of each class of shares of the Fund.

                                   CLASS CHARACTERISTICS

The Board of Directors of the Fund has designated four classes of shares of the Fund, to be known as Class A shares, Class B shares, Class C shares and Class D shares
(collectively, the Classes). The following is a description of the characteristics of the different Classes:

CLASS A SHARES:                           Class A shares will be sold to
investors subject to a charge at the time of sale of such shares, which charge may be reduced or
waived for particular investors, subject to the conditions of sale described in the Funds then
current Prospectus and Statement of Additional Information
                                          pertaining to Class A shares.
Class A shares may be subject to a contingent deferred sales charge on redemptions of such
shares under certain conditions as described in the Funds
                                          then current Prospectus and
Statement of Additional Information pertaining to Class A shares.
                                          Class A shares also will be
subject to ongoing distribution fees and service fees pursuant to
                                          Rule 12b-1 under the 1940 Act
(Rule 12b-1 fees), which shall not exceed in the aggregate .30 of 1% per annum of the average
daily net assets attributable to the Class A shares of the
                                          Fund.

CLASS B SHARES:                           Class B shares will be sold to
investors without any charge at the time of sale of such shares.
                                          Class B shares will be subject
to a contingent deferred sales charge which will be imposed
                                          on certain redemptions of such
shares, which charge may be reduced or waived for particular investors, subject to the
conditions of redemption described in the Funds then current
                                          Prospectus and Statement of
Additional Information pertaining to Class B shares.  Class B shares also will be subject to
ongoing Rule 12b-1 fees, which shall not exceed in the
                                          aggregate 1% per annum of the
average daily net assets attributable to the Class B shares of the Fund.  Class B shares will
automatically convert to Class A shares approximately seven
                                          years after purchase.

CLASS C SHARES:                           Class C shares will be sold to
investors without any charge at the time of sale of such shares.
                                          Class C shares will be subject
to a contingent deferred sales charge which will be imposed
                                          on certain redemptions of such
shares, which charge may be reduced or waived for particular investors, subject to the
conditions of redemption

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described in the Funds then current
                                          Prospectus and Statement of
Additional Information pertaining to Class C shares.  Class C shares also will be subject to
ongoing Rule 12b-1 fees, which shall not exceed in the
                                          aggregate 1% per annum of the
average daily net assets attributable to the Class C shares
                                          of the Fund.  Class C shares will
not automatically convert to shares of any other class of the
                                          Fund.

CLASS D SHARES:                           Class D shares will be sold to
investors subject to a charge at the time of sale of such shares, which charge may be reduced or
waived for particular investors, subject to the conditions of sale described in the Funds then
current Prospectus and Statement of Additional Information
                                          pertaining to Class D shares.
Class D shares will not be subject to any ongoing Rule 12b-1 fees.

                              INCOME AND EXPENSE ALLOCATIONS

Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular Class, will be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

                                DIVIDENDS AND DISTRIBUTIONS

Dividends and distributions paid by the Fund to each Class, to the extent paid will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular Class may be different from that paid by another Class because of any Rule 12b-1 fees and other expenses borne exclusively by that Class.

                                    CONVERSION FEATURES

Class B shares will automatically convert to Class A shares on at least a quarterly basis approximately seven years after purchase, except that Class B shares attributable to the reinvestment of dividends and distributions will convert to Class A shares at the same time that the Class B shares to which the such dividends and distributions were attributable convert to Class A shares. Conversions will be effected at relative net asset values of the Class B shares and the Class A shares without the imposition of any sales charge or other fee at the time of conversion.

                                          GENERAL

A. Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

B. On an ongoing basis, the Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of the Classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Investment Research Corporation, Inc., the
                Fund's Adviser, will be responsible for reporting any potential or existing conflicts to the Directors.

C. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset

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                value and dividends/distributions of the Classes and the
proper allocation of income and expenses among the Classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.

D. Any material amendment to this Plan is subject to prior approval of the Funds Board of Directors, including a majority of the independent
                Directors.

Dated:  ___________, 1996